Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mad Catz Interactive, Inc:
We consent to the use of our report dated June 10, 2010, with respect to the consolidated balance sheets of Mad Catz Interactive, Inc. and subsidiaries as of March 31, 2010 and 2009, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2010, incorporated by reference herein.
/s/ KPMG LLP
San Diego, California
October 14, 2010